Exhibit 6.4

                           EMPLOYMENT AGREEMENT
                                  BETWEEN
                              INNOVACOM, INC.
                                    AND
                             F. JAMES ANDERSON








THIS AGREEMENT is  entered into as of the 15th day of May, 1997, by and between InnovaCom, Inc., a Nevada corporation (hereafter referred to as

"Employer") and F. James Anderson, an individual (hereafter referred to as

"Employee"), in consideration of the mutual promises made herein, (the

"Agreement"):



                            TERM OF EMPLOYMENT



SECTION 1.01.EMPLOYMENT AND TERM.  Employer hereby employs Employee and

Employee hereby accepts employment with Employer, upon the terms and conditions hereinafter set forth, from May 15, 1997 until May 15, 2002 or until the employment relationship is sooner terminated by either party in accordance with the terms of this Agreement.

SECTION 1.02."EMPLOYMENT TERM" DEFINED.  As used in this Agreement, the phrase "Employment Term" refers to the entire period of employment of

Employee by Employer hereunder.

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   DUTIES OF EMPLOYEE AS DIRECTOR OF STRATEGIC PLANNING AND PRESIDENT OF

                     EMPLOYER'S ENTERTAINMENT DIVISION



SECTION 2.01.GENERAL DUTIES.  Employee shall serve as the Director of

Strategic Planning and President of Employer's Entertainment Division with supervision over the Employer's Sierra Vista Entertainment, Inc., wholly owned subsidiary.  In his capacity as Director of Strategic Planning of

Employer, Employee shall do and perform all services, acts, or things necessary or advisable to manage and conduct the strategic planning of the business of Employer, including, but not limited to, the supervision,

direction and control of the business and financial planning activities of

Employer and the supervision of the Employer's Chief Financial Officer,

subject at all times to the policies and directions set by Employer's Board of Directors (the "Board"). As the President of the Employer's

Entertainment Division, Employee shall do and perform all services, acts,

or things necessary or advisable to manage and conduct the business of the

Employer's wholly owned subsidiary, Sierra Vista Entertainment, Inc.

Employee shall also have such other powers, duties and responsibilities as may be prescribed by the Board and the Employer's corporate articles and bylaws.  Finally, Employee shall serve as a director of the Employer and a director and Chairman of the board of directors of Employer's wholly owned subsidiary, Sierra Vista Entertainment, Inc.,  and serve on the Executive


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Committee of the Board, if one exists now or in the future, and shall be nominated as a director as one of the Boards' slate of directors from year to year and subject only to the continued approval of the stockholders of

Employer as required by law.

SECTION 2.02.DEVOTION TO EMPLOYER'S BUSINESS.  During the Employment Term,

Employee shall devote his full time, efforts and attention to the performance of the duties specified in Section 2.01 above and to such other services as may be reasonably requested by the Board.  Employee shall not engage in any other business duties or pursuits or directly render any services of a business, commercial, or professional nature to any other person or organization, other than passive investments and endeavors provided hereinbelow, without obtaining the prior consent of the Board.

Notwithstanding the foregoing, activities by Employee which do not materially interfere with the services required of Employee under this

Agreement shall not be deemed a breach of this Section 2.02 and shall not require the prior consent of the Board.

SECTION 2.03.PASSIVE INVESTMENTS AND ENDEAVORS.  This Agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required of Employee under this

Agreement.  However, Employee shall not directly or indirectly acquire,

during the Employment Term, a controlling interest in any business competing with the business of Employer without the prior consent of the

Board.

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                          OBLIGATIONS OF EMPLOYER



SECTION 3.01.GENERAL OBLIGATIONS.  Employer shall provide Employee with the compensation, incentives, benefits, and business expense reimbursements specified elsewhere in this Agreement.  Employer shall also provide

Employee with an office located in Santa Clara, California, stenographic help, office equipment, a cellular phone, supplies, and other facilities and services, suitable to Employee's position and adequate for the performance of his duties.  Employer may not change the domicile of

Employee's office without Employee's prior consent.

SECTION 3.02.INDEMNIFICATION.  Employer shall indemnify and hold Employee harmless for any actions taken or decisions made by him in good faith while performing services in his capacity as Director of Strategic Planning and

President of Employer's Entertainment Division of Employer during the

Employment Term.  To the extent permitted by law, Employer shall pay,

indemnify and hold Employee harmless from any liability, cost or expense

(including, without limitation, reasonable attorneys' fees) incurred by him in the defense of any claim, proceeding or action arising out of his performance of services for Employer or out of his status as an officer and director of Employer.  Employer will use its best efforts to obtain coverage for Employee under any insurance now in force or hereafter obtained during the term of this Agreement covering any employee, officer or director of Employer.  Notwithstanding the foregoing, Employer does not


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intend to and shall not indemnify Employee against any act or omission by him constituting fraud, willful misconduct or gross negligence.



                         COMPENSATION OF EMPLOYEE



SECTION 4.01.ANNUAL SALARY.  As compensation for the services to be performed hereunder, Employee shall receive a salary at the rate of one hundred eighty thousand dollars ($180,000) per annum, payable not less frequently than the regular payroll schedule of Employer during the

Employment Term.

SECTION 4.02.  ANNUAL INCREASES.  Employee shall receive such annual increases in salary as may be determined by the Board in its sole discretion.  Notwithstanding the foregoing, Employee shall be entitled to a seven percent (7%) cost of living increase annually for the period through

May 15, 2000, at which time the Board, in its sole discretion, may change the amount of the annual cost of living increase.

SECTION 4.03.TAX WITHHOLDING.  Employer shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

SECTION 4.04.  HOUSING AND VEHICLE ALLOWANCE.  As additional compensation to the Employee, Employer shall pay to Employee a housing allowance equal


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to three thousand five hundred dollars ($3,500) per month for the first twelve months of the Employment Term.  In addition, as additional compensation, Employer shall pay to employee a vehicle allowance of one thousand five hundred dollars ($1,500) per month during the Employment

Term.



                             EMPLOYEE BENEFITS



SECTION 5.01.ANNUAL VACATION.  Employee shall be entitled to thirty (30)

days vacation time each year without loss of compensation.  Accrued unused vacation shall accumulate from year to year up to a maximum of sixty (60)

days.

SECTION 5.02.ILLNESS.  Employee shall be entitled to thirty (30) days per year as sick leave with full pay.  Sick leave may be accumulated from year to year up to a maximum of one hundred eighty (180) days and may be used only during periods of bona fide illness.

SECTION 5.03.EMPLOYEE BENEFITS GENERALLY.  During the Employment Term,

Employee shall be entitled to participate in and to receive benefits from all present and future accident, disability, medical, dental and similar plans, pension plans, savings plans, profit sharing plans, stock option plans or other similar employee benefit plans available generally to all other officers or employees of Employer.  The amount and extent of these benefits, including employee-paid premiums, co-payments and deductibles,

shall be governed by the specific benefit plan, as it may be amended from time to time.


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SECTION 5.04.  LIFE INSURANCE.  Employer shall provide Employee a one million dollar ($1,000,000) life insurance policy, and Employer's expense,

insuring the life of Employee during the Employment Term, with a beneficiary designated by the Employee.



                             BUSINESS EXPENSES



SECTION 6.REIMBURSEMENT OF BUSINESS EXPENSES.  Employer shall promptly reimburse Employee for all reasonable business expenses incurred by

Employee in connection with the business of Employer.  Employee shall furnish to Employer adequate records and other documentary evidence required by federal and state tax statutes and regulations for the substantiation of each such expenditure prior to reimbursement.



                         TERMINATION OF EMPLOYMENT



SECTION 7.01.TERMINATION FOR CAUSE.  Employer reserves the right to terminate this Agreement upon:  (a) Employee's willful and continued

failure to substantially perform his duties with Employer (other than such failure resulting from his incapacity due to physical or mental illness)

after there is delivered to Employee by the Board of Directors, a written demand for substantial performance which sets forth in detail the specific respects in which the Board believes Employee has not substantially


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performed his duties, and giving Employee not less than thirty (30) days to correct the deficiencies specified in the written demand, (b)  Employee's willful engagement in gross misconduct as determined by the Board which is materially and demonstrably injurious to Employer, or (c)  Employee's commission of a felony or an act of fraud against Employer or its affiliates.  No act, or failure to act, by Employee shall be considered

"willful" if done, or omitted to be done, by Employee in good faith and with the reasonable belief that the act or omission was in the best interest of Employer and/or required by applicable law.  Anything contained in this Section 7.01 to the contrary notwithstanding, Employee shall not be deemed to have been terminated for cause for purposes of Sections (a) or

(b) of this Section 7.01 unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to and an opportunity for Employee, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board,

Employee was guilty of conduct set forth in Sections (a) or (b) of this

Section 7.01 and specifying the particulars thereof in detail.  Termination under this Section 7.01 shall be considered "for cause" for the purposes of this Agreement.

SECTION 7.02.TERMINATION WITHOUT CAUSE.  This Agreement shall terminate upon the death of Employee.  Employer reserves the right to terminate this


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Agreement after three (3) continuous months of physical or mental disability suffered by Employee that would prevent the performance of

Employee's duties under this Agreement.  Such a termination shall be effected by giving thirty (30) days written notice of termination to

Employee.  Notwithstanding anything else to the contrary, physical or mental disability shall not include periods of bona fide illness for which

Employee is entitled to sick leave pursuant to Section 5.02 of this

Agreement.  Other than on death or upon the physical or mental disability of Employee, Employer reserves the right at any time to terminate this

Agreement upon sixty (60) days written notice to Employee and, in such an event, Employee shall be paid his severance benefit hereinafter provided.

SECTION 7.03.TERMINATION BY EMPLOYEE.  Employee may terminate this

Agreement at any time upon sixty (60) days written notice to Employer.

Other than upon Employee's termination of this Agreement pursuant to

Section 7.05, Employer shall not be obligated to pay any severance benefit if Employee terminates this Agreement pursuant to this Section 7.03.

SECTION 7.04.SEVERANCE BENEFIT UPON TERMINATION WITHOUT CAUSE.

Notwithstanding any other provision of this Agreement, if Employer terminates this Agreement other than for cause as defined in Section 7.01,

Employer shall pay Employee a lump sum cash payment equal to one years annual salary as provided for in this Agreement, or Employee's then current rate of compensation, whichever is greater.


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SECTION 7.05.  SEVERANCE BENEFIT UPON CHANGE IN CONTROL. Notwithstanding

any other provision of this Agreement, if Employer terminates this

Agreement for any reason, other than "for cause" pursuant to Section 7.01,

within six months of a "change of control" as hereinafter defined, Employer shall pay Employee a lump sum cash payment equal to three years annual salary as provided for in this Agreement, or Employee's then current rate of compensation, whichever is greater.  Notwithstanding any other provision of this Agreement, if Employee terminates this Agreement within six months following a "change of control," as hereinafter defined, as a result of

Employee's determination, in his sole and complete discretion, that the policies and procedures of the Board of Directors of Employer are unacceptable to Employee, Employer shall pay Employee a lump sum cash payment equal to twelve months of Employees annual salary as provided for in this Agreement, or Employee's then current rate of compensation,

whichever is greater.  For the purposes of this Section 7.04, a "change of control" shall mean an event involving one transaction or a related series of transactions, in which (i) the Employer issues securities equal to 51%

or more of the issued and outstanding capital stock of Employer to any individual, firm, partnership or other entity, including a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934,

(ii) the Employer issues securities equal to 51% or more of the issued and outstanding capital stock of Employer in connection with a merger,


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consolidation or other business combination, (iii) the Employer is acquired in a merger or other business combination transaction in which the Employer is not the surviving corporation, or (iv) 51% or more of the Employers'

consolidated assets or earning power are sold or transferred.



                            GENERAL PROVISIONS



SECTION 8.01.NOTICES.  Any notice to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery,

facsimile transmission, overnight courier or by mail, registered or certified, postage prepaid with return receipt requested.  Mailed notices shall be addressed to the parties at the following addresses:



EMPLOYER
InnovaCom, Inc.
2855 Kifer Road, Suite 100
Santa Clara, CA 95051

EMPLOYEE
13940 Lodestar Drive
Grass Valley, CA 95949

Any party may change the address at which notice is to be provided by providing a written notice to the other party specifying a new address.

Notices delivered personally or by facsimile transmission shall be deemed communicated as of the date of actual receipt; notices mailed shall be deemed communicated as of the third day after mailing.


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SECTION 8.02.ARBITRATION.  Any controversy between Employer and Employee involving the construction or application of any of the terms, provisions,

or conditions of this Agreement shall on the written request of either party which is served on the other be submitted to arbitration.

Arbitration shall comply with and be governed by the provisions of the

American Arbitration Association.  Employer and Employee shall each appoint one person who shall then choose a third person, all three of which shall hear and determine the dispute.  The decision of the arbitrators shall be final and conclusive upon both parties.

SECTION 8.03.ATTORNEYS' FEES AND COSTS.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

SECTION 8.04.ENTIRE AGREEMENT.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect thereto.  Each party to this Agreement acknowledges that no representation, inducements,

promises, or agreements, orally or otherwise, have been made by any party,

or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement shall be valid or binding on either party.


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SECTION 8.05.MODIFICATION.  Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

SECTION 8.06.EFFECT OF WAIVER.  The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions, of this

Agreement by the other party shall not be deemed a waiver of that term,

covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other time.

SECTION 8.07.PARTIAL INVALIDITY.  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

SECTION 8.08.LAW GOVERNING AGREEMENT.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 8.09.  COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall constitute one instrument.


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IN WITNESS WHEREOF, the Employer and Employee have duly executed this

Employment Agreement as of the day and year first above written.


EMPLOYER

InnovaCom, Inc.



By:Mark C. Koz
Its:President




EMPLOYEE




F. James Anderson, an individual